Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 12, 2015, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of ReachLocal, Inc. on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said reports in the Registration Statements of ReachLocal, Inc. on Form S-3 (File No. 333-175399, effective July 8, 2011) and on Forms S-8 (File No. 333-166971, effective May 20, 2010, File No. 333-172321, effective February 18, 2011, File No. 333-180135, effective March 15, 2012, File No. 333-187186, effective March 12, 2013 and File No. 333-196137, effective May 21, 2014).

/s/ GRANT THORNTON LLP

Irvine, California

March 12, 2015